SUBSIDIARIES OF MILTOPE GROUP INC.

                                                              % Owned Direct or
 Name                                State ofIncorporation        Indirect
 ---------------------------------   ---------------------    -----------------
 Miltope Corporation                       Alabama                  100%
 Miltope Business Products, Inc.          New York                  100%